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                             The Alpine Group, Inc.
                                  1790 Broadway
                            New York, New York 10019


                                        October 2, 1996

Superior TeleCom Inc.
1790 Broadway
New York, New York 10019

Gentlemen:

          This will confirm that in connection with the Reorganization, as defined in Amendment No.1 to the Registration Statement of Superior TeleCom Inc. ("Superior") filed with the Securities and Exchange Commission on August 9, 1996, The Alpine Group, Inc. ("Alpine") agrees as follows:

          Alpine shall indemnify, defend and hold harmless Superior and its directors, employees, agents and representatives from and against (i) any and all consolidated federal income tax liability (and certain state and local tax liabilities) of Alpine or any of its subsidiaries, including any amounts determined to be due as a result of redeterminations of the tax liability of Alpine arising from an audit or otherwise, and (ii) any other liability of Alpine or any of its subsidiaries, including without limitation, liabilities arising under employee benefit plan obligations, in each case that Superior is actually required to pay, but only to the extent, if any, that such liability exceeds the amount of such liability attributable to Superior or any of its subsidiaries.

          Please sign this letter agreement below to express your agreement to the foregoing.

                              THE ALPINE GROUP, INC.

                              By:  /s/ Stewart H. Wahrsager
                                   Name: Stewart H. Wahrsager
                                   Title: Senior Vice President and
                                             Secretary
AGREED:

SUPERIOR TELECOM INC.


By:  /s/Stewart H. Wahrsager
     Name: Stewart H. Wahrsager
     Title: Secretary